Exhibit 99.1

Alight Reports Third Quarter 2021 Results

– Achieved $690M of revenue driven by 5% growth in Employer Solutions –

– Delivered strong BPaaS revenue growth of 20% –

– BPaaS bookings growth through nine months already exceeds original full-year plan –

– Significant new customer wins and expanded relationships underscore emerging demand –

– Strategic use of technology driving margin expansion –

– Again raising full-year outlook –

LINCOLNSHIRE, IL – November 9, 2021 (BUSINESS WIRE) – Alight (NYSE: ALIT), a leading cloud-based provider of integrated digital human capital and business solutions, today reported results for the third quarter ended September 30, 2021.

“We delivered strong quarterly results, including new customer wins and the expansion of existing customer relationships, as powerful secular forces continue to move in Alight’s favor,” said Chief Executive Officer Stephan Scholl. “Accelerated by the pandemic, companies are facing tightening labor markets, while also undertaking complex return to workplace strategies and facing ongoing workforce disruptions, all of which have shined a bright light on the need to place the wellbeing of their employees front and center to effectively navigate these challenges. Through its BPaaS solutions, which leverage the Alight Worklife platform, we believe Alight is uniquely positioned to deliver a comprehensive view of health, wealth, wellbeing and pay, giving companies the ability to leverage data, AI and analytics to rethink their employee experience. With our continued momentum, we are pleased to raise our full-year outlook for the second time.”

Third Quarter 2021 and Subsequent Highlights (all comparisons relative to third quarter 2020)

•	On July 2, 2021, Foley Trasimene Acquisition Corp. (FTAC) completed the Business Combination with Alight Holding Company, LLC

•	5.0% increase in Employer Solutions revenue, driving total revenue growth of 3.3% to $690 million

•	Business Process as a Service (BPaaS) revenue growth of 19.8% to $97 million, representing 14.1% of total revenue, up from 12.1%

•	BPaaS bookings on total contract value basis increased 42.1% to $179 million with year-to-date BPaaS bookings of $459 million ahead of original January full-year forecast

•	With strong year-to-date bookings, ended the quarter with more than 95% of projected 2021 revenue and more than 65% of projected 2022 revenue under contract

•	New wins and expanded relationships with companies including Genworth, Shell, Aptar, Randstad, Arconic and Camping World

•	Gross profit growth of 4.8% to $238 million, with employer solutions gross profit margin improving 140 basis points to 36.6%, and operating income of $25 million

•	Net loss of $120 million, mainly due to non-cash expenses related to the FTAC merger, including seller earnouts, warrants, and tax receivable agreement revaluations

•	Adjusted EBITDA increased by 15.9% to $153 million

•	Subsequent to quarter end completed acquisitions of Aon’s Retiree Health Exchange business and ConsumerMedical

•

Raising full-year outlook for a second time based on strong results and acquisitions to revenue growth of 5% to 6%, up from 3% to 5%, and Adjusted EBITDA of $615 million to $625 million, up from $610 million to $620 million.

Third Quarter 2021 Results

Consolidated Results

Total revenue increased 3.3% to $690 million for the Successor three months ended September 30, 2021 from $668 million for the Predecessor prior year period. The increase was driven by a 5.0% increase in Employer Solutions revenue while Professional Services revenue was flat.

Gross profit, inclusive of depreciation and amortization, increased 4.8% to $238 million for the Successor three months ended September 30, 2021, or 34.5% of revenue, from $227 million, or 34.0% of revenue, for the Predecessor prior year period. The increase in gross profit was primarily driven by revenue growth as noted above, partially offset by increases in costs associated with the growth in current and future revenues.

Selling, general and administrative expenses increased $7 million, or 5.5% for the Successor three months ended September 30, 2021 compared to the Predecessor prior year period. The increase was primarily driven by non-recurring professional expenses in relation to the merger with FTAC completed in the third quarter of 2021, partially offset by lower expenses related to productivity initiatives, including the impact of lower restructuring and integration related costs.

Interest expense decreased to $28 million for the for the Successor three months ended September 30, 2021 as compared to $61 million for the Predecessor prior year period. The decrease was primarily a result of a total debt reduction of $1.2 billion in conjunction with the Business Combination completed during the third quarter of 2021.

Loss before income tax benefit was $120 million for the Successor three months ended September 30, 2021 compared to $22 million for the Predecessor prior year period.

Segment Results

Employer Solutions

Employer Solutions are driven by Alight’s digital, software and AI-led capabilities and spans total employee wellbeing and engagement, including integrated benefits administration, healthcare navigation, financial health, employee wellness and payroll.

Employer Solutions total revenues were $587 million for the Successor three months ended September 30, 2021 as compared to $559 million for the Predecessor prior year period. The overall increase of $28 million was due to an increase of recurring revenues of $24 million, or 5%, from $498 million to $522 million as a result of Net Commercial Activity and transitions from our Hosted Business to cloud-based services, and an increase in project revenues of $4 million, or 7%, from $61 million to $65 million.

Employer Solutions gross profit was $215 million for the Successor three months ended September 30, 2021, as compared to $197 million for the Predecessor prior year period. The increase of $18 million, or 9%, was primarily due to revenue growth as discussed above and increases in costs associated with growth of current and future revenues, partially offset by lower expenses related to productivity initiatives, including the impact of lower restructuring and integration related costs.

Employer Solutions Adjusted EBITDA was $151 million for the Successor three months ended September 30, 2021, as compared to $120 million for the Predecessor prior year period. The increase of $31 million was primarily due to revenue growth as discussed above.

Professional Services

Professional Services total revenues were $93 million for both the Successor three months ended September 30, 2021 and the Predecessor prior year period, which was due to an increase of recurring revenues of $4 million, or 14%, from $28 million to $32 million as a result of increases in Net Commercial Activity, offset by a decrease in project revenues of $4 million, or 6%, from $65 million to $61 million.

Professional Services gross profit was $24 million for the Successor three months ended September 30, 2021, as compared to $30 million for the Predecessor prior year period. The decrease of $6 million, or 20%, was primarily due to increases in costs associated with growth of future revenues, including investments in key resources.

Professional Services Adjusted EBITDA was $4 million for the Successor three months ended September 30, 2021, as compared to $12 million for the Predecessor prior year period. The decrease of $8 million was primarily due to increases in costs associated with growth of future revenues, including investments in our commercial functions.

Hosted Business

Hosted Business revenues were $10 million for the Successor three months ended September 30, 2021 as compared to $16 million for the Predecessor prior year period. The decrease of $6 million was due to transitions from our Hosted Business to cloud-based services.

Hosted Business Gross Profit (Loss) was ($1) million for the Successor three months ended September 30, 2021, as compared to immaterial million for the Predecessor prior year period. The decrease of $1 million was primarily due to transitions from our Hosted Business to cloud-based services.

Hosted Business Adjusted EBITDA was a loss of ($2) million for the Successor three months ended September 30, 2021 as compared to immaterial for the Predecessor prior year period. The decrease of $2 million was driven by a decrease in revenue during the period from the continued transition from our Hosted Business to cloud-based services, which outpaced a decrease in costs during the period.

Balance Sheet Highlights and Subsequent Events

As of September 30, 2021, the Company’s cash and cash equivalents balance was $769 million, total debt was $2,882 million and total debt net of cash and cash equivalents was $2,113 million. In connection with the closing of the Business Combination the Company repaid $1,786 million of debt, consisting of $556 million of term loan debt and $1,230 million of unsecured notes. During the quarter, the Company added a new $525 million 7-year term to be used for both acquisitions and general corporate purposes, taking advantage of the lower interest rate environment.

In October, the Company completed the acquisition of ConsumerMedical, a leading clinical advocacy and expert medical opinion company. ConsumerMedical will enhance Alight’s ability to help employers around the world build a healthier workforce through its data-driven, personalized solutions. ConsumerMedical has a 25-year history of helping employers simplify and improve the way employees make medical decisions.

In October, the Company completed the acquisition of Aon’s Retiree Health Exchange business which will provide additional scale, expertise and capabilities in Medicare enrollment to further expand the Company’s ability to serve employees from hiring to retirement.

Business Outlook

Given the strong momentum over the last three quarters and recent acquisitions, the Company is raising its full-year 2021 revenue and Adjusted EBITDA outlook as follows:

•

Revenue growth to a range of 5% to 6% as recent acquisitions and positive momentum with existing businesses lead to more opportunities. This compares to the Company’s previous full-year 2021 revenue growth outlook of 3% to 5% and original guidance of 1% growth.

•	Adjusted EBITDA growth to a range of $615 million to $625 million. This compares to the previous range of $610 million to $620 million and original guidance of $600 million.

Earnings Conference Call and Webcast Information

A conference call to discuss the Company’s third-quarter 2021 financial results is scheduled for today, November 9, 2021 at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). Interested parties can listen to the conference call by dialing 1-877-407-0792 or 1-201-689-8263, or by accessing the live webcast and accompanying presentation materials by logging on to the Investor Relations section on the Company’s website at http://investor.alight.com. A replay of the conference call and the accompanying presentation materials will be available on the investor relations website for approximately 90 days.

About Alight Solutions

With an unwavering belief that a company’s success starts with its people, Alight Solutions is a leading cloud-based provider of integrated digital human capital and business solutions. Leveraging proprietary AI and data analytics, Alight optimizes business process as a service (BPaaS) to deliver superior outcomes for employees and employers across a comprehensive portfolio of services. Alight allows employees to enrich their health, wealth and work while enabling global organizations to achieve a high-performance culture. Alight’s 15,000 dedicated colleagues serve more than 30 million employees and family members. Learn how Alight helps organizations of all sizes, including over 70% of the Fortune 100.

For more information, please visit www.alight.com.

Contacts

Investors:

Alight Investor Relations

investor.relations@alight.com

Media:

MacKenzie Lucas

mackenzie.lucas@alight.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to the expectations regarding the impact of and recovery from the COVID-19 pandemic, the expected benefits of recent acquisitions, expectations regarding Alight’s business, financial results, liquidity and capital resources and other non-historical statements, including the statements in the “Business Outlook” section of this press release. In some cases, these forward-looking statements can be identified by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties including, among others, risks related to the level of business activity of our clients, risks related to the impact of the COVID-19 pandemic, including as a result of new strains or variants of the virus, competition in our industry, the performance of our information technology systems and networks, our ability to maintain the security and privacy of confidential and proprietary information and changes in regulation. Additional factors that could cause Alight’s results to differ materially from those described in the forward-looking statements can be found under the section entitled “Risk Factors” of Alight’s prospectus filed with the Securities and Exchange Commission (the “SEC”) on August 24, 2021 pursuant to Rule 424(b)(3) under the Securities Act, as such factors may be updated from time to time in Alight’s filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in Alight’s filings with the SEC. Alight undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Financial Statement Presentation

This press release includes certain historical consolidated financial and other data for Alight Holding Company, LLC (formerly known as Tempo Holding Company, LLC) (“Alight Holdings”) and its subsidiaries. In connection with the completion of our business combination transaction with FTAC on July 2, 2021 (the “Business Combination”), we undertook certain reorganization transactions so that substantially all of our assets and business are held by Alight Holdings, of which Alight, Inc. is the managing member.

As a result of the Business Combination, for accounting purposes, the Company is the acquirer and Alight Holdings is the acquiree and accounting predecessor. While the Closing Date was July 2, 2021, we have determined that as the impact of one day would be immaterial to the results of operations, we will utilize July 1, 2021 as the date of the Business Combination for accounting purposes. As a result of the Business Combination, the tables in this press release present selected financial data for the successor for the three months ended September 30, 2021, and the predecessor for the six months ended June 30, 2021 and three and nine months ended September 30, 2020.

Non-GAAP Financial Measures

Adjusted EBITDA, which is defined as earnings before interest, taxes, depreciation and intangible amortization adjusted for the impact of certain non-cash and other items that we do not consider in the evaluation of ongoing operational performance, is a non-GAAP financial measure used by management and our stakeholders to provide useful supplemental information that enables a better comparison of our performance across periods. Both Adjusted EBITDA and Adjusted EBITDA less Capital Expenditures are non-GAAP measures that are used by management and stakeholders to evaluate our core operating performance.

Adjusted Net Income, which is defined as net loss attributable to Alight, Inc. adjusted for intangible amortization and the impact of certain non-cash items that we do not consider in the evaluation of ongoing operational performance, is a non-GAAP financial measure used solely for the purpose of calculating Adjusted Diluted Earnings Per Share.

Adjusted Diluted Earnings per Share is defined as Adjusted Net Income divided by the weighted-average number of shares of Alight Inc. common stock, diluted. Adjusted Diluted Earnings per Share is used to by us and our investors to evaluate our core operating performance and to benchmark our operating performance against our competitors.

Reconciliations of the historical non-GAAP financial measures used in this press release are included in the attached tables. The presentation of non-GAAP financial measures is used to enhance our investors’ and lenders’ understanding of certain aspects of our financial performance. This discussion is not meant to be considered in isolation, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with GAAP. Reconciliations of projected non-GAAP measures included in the “Business Outlook” section of this press release are not included as they cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted. For the same reasons, we are unable to assess the probable significance of the unavailable information, which could have a material impact on our future GAAP financial results.

Alight, Inc.

Condensed Consolidated Statements of Comprehensive Income (Loss)

(Unaudited)

	Successor	Predecessor
	Three Months Ended	Six Months Ended	Three Months Ended	Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in millions, except per share amounts)	2021	2021	2020	2020
Revenue	$690	$1,361	$668	$2,008
Cost of services, exclusive of depreciation and amortization	442	888	423	1,329
Depreciation and amortization	10	38	18	47

Gross Profit	238	435	227	632
Operating Expenses
Selling, general and administrative	135	222	128	364
Depreciation and intangible amortization	78	111	57	170

Total operating expenses	213	333	185	534

Operating Income	25	102	42	98
Other Expense
Loss from change in fair value of financial instruments	90	—	—	—
Loss from change in fair value of tax receivable agreement	27	—	—	—
Interest expense	28	123	61	172
Other expense (income), net	—	9	3	(1)

Total other expense, net	145	132	64	171

Loss Before Income Tax (Benefit) Expense	(120)	(30)	(22)	(73)
Income tax (benefit) expense	—	(5)	17	12

Net Loss	(120)	(25)	(39)	(85)

Net loss attributable to noncontrolling interests	(13)	—	—	—

Net Loss Attributable to Alight, Inc.	$(107)	$(25)	$(39)	$(85)

Earnings Per Share
Basic net loss per share	$(0.24)
Diluted net loss per share	$(0.24)
Net Loss	$(120)	$(25)	$(39)	$(85)
Other comprehensive (loss) income, net of tax:
Change in fair value of derivatives	(1)	23	4	(32)
Foreign currency translation adjustments	(2)	8	14	(7)

Total other comprehensive (loss) income, net of tax:	(3)	31	18	(39)

Comprehensive (Loss) Income Before Non-controlling Interests	(123)	6	(21)	(124)

Comprehensive loss attributable to noncontrolling interests	(13)	—	—	—

Comprehensive (Loss) Income Attributable to Alight, Inc.	$(110)	$6	$(21)	$(124)

Alight, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	Successor	Predecessor
	September 30,	December 31,
(in millions)	2021	2020
Assets
Current Assets
Cash and cash equivalents	$769	$506
Receivables, net	505	532
Other current assets	172	163

Total Current Assets Before Fiduciary Assets	1,446	1,201
Fiduciary assets	1,468	1,030

Total Current Assets	2,914	2,231
Goodwill	3,356	2,245
Intangible assets, net	4,004	1,733
Fixed assets, net	219	334
Deferred tax assets, net	8	5
Other assets	456	408

Total Assets	$10,957	$6,956

Liabilities and Stockholders’ Equity
Liabilities
Current Liabilities
Accounts payable and accrued liabilities	$348	$394
Current portion of long term debt	43	37
Other current liabilities	289	324

Total Current Liabilities Before Fiduciary Liabilities	680	755
Fiduciary liabilities	1,468	1,030

Total Current Liabilities	2,148	1,785
Deferred tax liabilities	3	—
Long term debt	2,839	4,041
Tax receivable agreement	605	—
Financial instruments	326	—
Other liabilities	358	447

Total Liabilities	$6,279	$6,273

Commitments and Contingencies
Stockholders’ Equity
Class A Common Stock (Successor); $0.0001 par value, 1,000,000,000 shares authorized; 446,802,741 issued and outstanding as of September 30, 2021	$—	$—
Class B Common Stock (Successor); $0.0001 par value, 20,000,000 shares authorized; 9,980,906 issued and outstanding as of September 30, 2021	—	—
Class V Common Stock (Successor); $0.0001 par value, 175,000,000 shares authorized; 77,459,687 issued and outstanding as of September 30, 2021	—	—
Class Z Common Stock (Successor); $0.0001 par value, 12,900,000 shares authorized; 5,595,577 issued and outstanding as of September 30, 2021	—	—
Additional paid-in-capital	4,024	—
Retained deficit	(168)	(127)
Members’ equity	—	852
Accumulated other comprehensive loss	(3)	(42)

Total Alight, Inc. Equity	$3,853	$683

Noncontrolling Interest	825	—

Total Stockholders’ Equity	$4,678	$683

Total Liabilities and Stockholders’ Equity	$10,957	$6,956

Alight, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Successor	Predecessor
	Three Months Ended	Six Months Ended	Nine Months Ended
	September 30,	June 30,	September 30,
(in millions)	2021	2021	2020
Cash flows from operating activities
Net loss	$(120)	$(25)	$(85)
Adjustments to reconcile net loss to net cash (used for) provided by operations:
Depreciation	14	49	66
Intangible amortization expense	74	100	151
Noncash lease expense	6	10	17
Financing fee and premium amortization	(1)	9	15
Share-based compensation expense	15	5	5
Loss from change in fair value of financial instruments	90	—	—
Loss from change in fair value of tax receivable agreement	27	—	—
Other	—	1	1
Change in assets and liabilities:
Receivables	(22)	51	81
Accounts payable and accrued liabilities	14	(45)	35
Other assets and liabilities	(104)	(97)	(155)

Cash (used for) provided by operating activities	$(7)	$58	$131

Cash flows from investing activities
Acquisition of businesses, net of cash acquired	(1,394)	—	(52)
Capital expenditures	(27)	(55)	(71)

Cash used for investing activities	$(1,421)	$(55)	$(123)

Cash flows from financing activities
Net increase (decrease) in fiduciary liabilities	453	(15)	210
Members’ equity unit repurchase	—	(2)	(3)
Distributions of members’ equity	—	—	(3)
Borrowings from banks	576	110	726
Financing fees	(7)	—	(23)
Repayments to banks	(57)	(124)	(435)
Principal payments on finance lease obligations	(7)	(17)	(18)
Settlements of interest rate swaps	(4)	(14)	(14)
Tax payment for units withheld in lieu of taxes	—	(1)	—
Contingent consideration payments	—	(1)	—
FTAC share redemptions	(142)	—	—
Proceeds related to FTAC investors	1,813	—	—
Other financing activities	—	—	(2)

Cash provided by (used for) financing activities	$2,625	$(64)	$438

Effect of exchange rate changes on cash, cash equivalents and restricted cash	4	—	(3)
Net increase (decrease) in cash, cash equivalents and restricted cash	1,201	(61)	443
Cash, cash equivalents and restricted cash at beginning of period	1,036	1,536	985

Cash, cash equivalents and restricted cash at end of period	$2,237	$1,475	$1,428

Reconciliation of cash, cash equivalents, and restricted cash to the Condensed Consolidated Balance Sheets
Cash and cash equivalents	$769	$460	$451
Restricted cash included in fiduciary assets	1,468	1,015	977

Total cash, cash equivalents and restricted cash	$2,237	$1,475	$1,428

Supplemental disclosures:
Interest paid	$26	$112	$127
Income taxes paid	4	5	16
Supplemental disclosure of non-cash financing activities:
Fixed asset additions acquired through finance leases	$1	$2	$62
Right of use asset additions acquired through operating leases	—	10	26
Non-cash fixed asset additions	—	—	26

Alight, Inc.

Reconciliation of Net Loss to Adjusted EBITDA

(Unaudited)

	Successor	Predecessor
	Three Months Ended	Six Months Ended	Three Months Ended	Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in millions)	2021	2021	2020	2020
Net Loss	$(120)	$(25)	$(39)	$(85)
Interest expense	28	123	61	172
Income tax (benefit) expense	—	(5)	17	12
Depreciation	14	49	24	66
Intangible amortization	74	100	51	151

EBITDA	(4)	242	114	316
Share-based compensation	15	5	1	5
Transaction and integration	3	—	—	—
Non-recurring professional expenses(1)	17	18	—	—
Transformation initiatives(2)	—	—	—	11
Restructuring	3	9	10	57
Loss from change in fair value of financial instruments	90	—	—	—
Loss from change in fair value of tax receivable agreement	27	—	—	—
Other(3)	2	4	7	27

Adjusted EBITDA	$153	$278	$132	$416

Revenue	$690	$1,361	$668	$2,008
Adjusted EBITDA Margin(4)	22.2%	20.4%	19.8%	20.7%

(1)	Non-recurring professional expenses primarily includes external advisor costs related to the Company’s Business Combination completed during the third quarter of 2021.
(2)	Transformation initiatives in fiscal year 2020 includes expenses related to enhancing our data center.
(3)	Other primarily includes long-term incentive expenses and expenses related to acquisitions in fiscal year 2020.
(4)	Adjusted EBITDA Margin defined as Adjusted EBITDA as a percentage of revenue.

Reconciliation of Adjusted EBITDA less Capital Expenditures to Cash (used for) provided by Operating Activities

(Unaudited)

	Successor	Predecessor
	Three Months Ended	Six Months Ended	Three Months Ended	Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in millions)	2021	2021	2020	2020
Cash (used for) provided by operating activities	$(7)	$58	$111	$131
Interest expense	28	123	61	172
Income tax (benefit) expense	—	(5)	17	12
Capital expenditures	(27)	(55)	(24)	(71)
Financing fee amortization and other non-cash items	1	(10)	(4)	(15)
Noncash lease expense	(6)	(10)	(1)	(17)
Transaction and integration	3	—	—	—
Non-recurring professional expenses	17	18	—	—
Transformation initiatives	—	—	—	11
Restructuring	3	9	10	57
Other	2	4	6	26
Change in operating assets and liabilities	112	91	(68)	39

Adjusted EBITDA less Capital Expenditures	$126	$223	$108	$345

Alight, Inc.

Reconciliation of Net Loss to Adjusted Net Income and Adjusted Diluted Earnings per Share

(Unaudited)

Successor
Three Months Ended
September 30,
(in millions, except per share data)	2021
Net Loss Attributable to Alight, Inc.	$(107)
Conversion of noncontrolling interest	(13)
Intangible amortization	74
Share-based compensation	15
Transaction and integration	3
Non-recurring professional expenses	17
Restructuring	3
Loss from change in fair value of financial instruments	90
Loss from change in fair value of tax receivable agreement	27
Other	2
Tax effect of adjustments	(4)

Adjusted Net Income	$107

Weighted average shares outstanding - basic and diluted	438,968,919
Basic and Diluted Net Loss Per Share	$(0.24)
Shares used in computing Adjusted Net income per share (1)	601,050,176
Adjusted Diluted Earnings Per Share	$0.18

(1)	Includes shares deemed to be anti-dilutive for GAAP purposes and the Seller Earnout shares which have not achieved required market conditions as of September 30, 2021.

Alight, Inc.

Reconciliation of Segment Adjusted EBITDA to Loss Before Income Tax Benefit

(Unaudited)

	Segment Profit (4)
	Successor	Predecessor
	Three Months Ended	Six Months Ended	Three Months Ended	Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in millions)	2021	2021	2020	2020
Employer Solutions	$151	$274	$120	$389
Professional Services	4	7	12	23
Hosted Business	(2)	(3)	—	4

Total of all reportable segments	153	278	132	416
Share-based compensation	15	5	1	5
Transaction and integration	3	—	—	—
Non-recurring professional expenses(1)	17	18	—	—
Transformation initiatives(2)	—	—	—	11
Restructuring	3	9	10	57
Other(3)	2	(5)	4	28
Depreciation	14	49	24	66
Intangible amortization	74	100	51	151

Operating Income	25	102	42	98
Loss from change in fair value of financial instruments	90	—	—	—
Loss from change in fair value of tax receivable agreement	27	—	—	—
Interest expense	28	123	61	172
Other expense (income), net	—	9	3	(1)

Loss Before Income Tax (Benefit) Expense	$(120)	$(30)	$(22)	$(73)

(1)	Non-recurring professional expenses primarily includes external advisor costs related to the Company’s Business Combination completed during the third quarter of 2021.
(2)	Transformation initiatives in fiscal year 2020 includes expenses related to enhancing our data center.
(3)	Other primarily includes long-term incentive expenses and expenses related to acquisitions in fiscal year 2020.
(4)	Segment Profit is defined as Segment Adjusted EBITDA.

Alight, Inc.

Other Select Financial Data

(Unaudited)

	Successor			Predecessor
	Three Months Ended			Six Months Ended	Three Months Ended	Nine Months Ended
	September 30,	Q3		June 30,	September 30,	September 30,
($ in millions)	2021	Change		2021	2020	2020
Segment Revenues
Employer Solutions:
Recurring revenue	$522	4.8%		$1,049	$498	$1,516
Project revenue	65	6.6%		107	61	162

Total Employer Solutions	587	5.0%		1,156	559	1,678
Professional Services:
Recurring revenue	32	14.3%		60	28	78
Project revenue	61	(6.2%)		124	65	194

Total Professional Services	93	0.0%		184	93	272
Hosted Business:
Recurring and total Hosted Business revenue	10	(37.5%)		21	16	58

Total revenue	$690	3.3%		$1,361	$668	$2,008
Segment Gross Profit
Employer Solutions	$215	9.1%		$392	$197	$550
Professional Services	24	(20.0%)		46	30	77
Hosted Business	(1)	N/M		(3)	—	5

Total gross profit	$238	4.8%		$435	$227	$632
Segment Gross Margin
Employer Solutions	36.6%	140	bps	33.9%	35.2%	32.8%
Professional Services	25.8%	(650	) bps	25.0%	32.3%	28.3%
Hosted Business	(10.0%)	N/M		(14.3%)	0.0%	8.6%

Total gross margin	34.5%	50	bps	32.0%	34.0%	31.5%
Segment Adjusted EBITDA
Employer Solutions	$151	25.8%		$274	$120	$389
Professional Services	4	(66.7%)		7	12	23
Hosted Business	(2)	N/M		(3)	—	4

Total adjusted EBITDA(1)	$153	15.9%		$278	$132	$416
Segment Adjusted EBITDA Margin
Employer Solutions	25.7%	420	bps	23.7%	21.5%	23.2%
Professional Services	4.3%	(860	) bps	3.8%	12.9%	8.5%
Hosted Business	(19.5%)	N/M		(14.3%)	0.0%	6.9%

Total adjusted EBITDA margin	22.2%	240	bps	20.4%	19.8%	20.7%
Total Company excluding Hosted Business
Revenue	$680	4.3%		$1,340	$652	$1,950
Gross profit	$239	5.3%		$438	$227	$627
Gross margin	35.1%	30	bps	32.7%	34.8%	32.2%
Adjusted EBITDA(1)	$155	17.4%		$281	$132	$412
Adjusted EBITDA margin	22.8%	260	bps	21.0%	20.2%	21.1%
Other Key Statistics
Recurring revenue	$564	4.1%		$1,130	$542	$1,652
BPaaS revenue	$97	19.8%		$187	$81	$241
BPaaS revenue as % of total revenue	14.1%	200	bps	13.7%	12.1%	12.0%
BPaaS bookings(2)	$179	42.1%		$280	$126	$201
Free cash flow(3)	$126	16.7%		$223	$108	$345

(1)	A table reconciling Adjusted EBITDA to the closest comparable GAAP measure appears above.
(2)	BPaaS bookings are reported on a total contract value basis.
(3)	Free cash flow is defined as Adjusted EBITDA less capital expenditures.